EXHIBIT 23.3

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Jabil Circuit, Inc. 2011 Stock Award and Incentive Plan of our reports dated October 25, 2012, with respect to the consolidated financial statements and schedule of Jabil Circuit, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Jabil Circuit, Inc. included in its Annual Report (Form 10-K) for the year ended August 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida
April 5, 2013